SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

AMENDMENT NO. 1

Registration Statement Under

THE SECURITIES ACT OF 1933

PIERRE CORP.

 (Exact name of registrant as specified in charter)

Nevada	2080	467-4046237
(State or other jurisdiction	(Primary Standard Classi-	(IRS Employer
of incorporation)	fication Code Number)	I.D. Number)

Pierre Corp.

750 N. San Vincente, Suite 800 West

West Hollywood, CA 90069

 (818) 855-8199

(Address and telephone number of principal executive offices)

750 N. San Vincente, Suite 800 West

West Hollywood, CA 90069

 (Address of principal place of business or intended principal place of business)

J. Jacob Isaacs

750 N. San Vincente, Suite 800 West

West Hollywood, CA 90069

 (818) 855-8199

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado  80203

303-839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common stock (2)	5,000,000	$0.50	$2,500,000
Common stock (3)	136,363	$0.50	68,182
Total	5,136,363		$2,568,182	$312

(1)

Offering price computed in accordance with Rule 457(o).

(2)

Represents shares to be sold to Tiger Trout Capital, LLC under an Investment Agreement.

(3)

Represents shares to be sold by Tiger Trout Capital, LLC.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

PIERRE CORP.

Common Stock

This prospectus may be used only in connection with sales of shares of our common stock by Tiger Trout Capital, LLC (“TTC”). TTC will sell:

•

shares of common stock purchased from us pursuant to an Investment Agreement; and

•

136,363 shares which we issued to TTC as a commitment fee pursuant to the Investment Agreement.

In connection with the sale of these shares, TTC will be an “underwriter” as that term is defined in the Securities Act of 1933.

The number of shares to be sold by TTC in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  However, 5,000,000 shares of common stock is the maximum number of shares which we may sell to TTC.  See the section of this prospectus captioned “Investment Agreement” for more information.

Our common stock is quoted on the over-the-counter market under the symbol "PIRE". On January 15, 2020 the closing price for one share of our common stock was $0.55.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this prospectus.

The date of this prospectus is January ___, 2020

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

In March, 2019 we began to develop the following sparkling mineral water beverages:

•

water with 5mg of CBD-no flavor

•

water with lemon zest flavor and 5mg of CBD

•

water with 100mg of caffeine and an energy booster - No CBD

All waters are available in a 355 ml slim can or a 750ml glass bottle.

We have been meeting with distributors and restaurant groups regarding placing our beverages with retailers and in restaurants.

We also plan to own and operate medical and adult marijuana cultivation facilities, manufacturing facilities and dispensaries in California.  The first step in our business plan is to acquire licenses to cultivate, manufacture and dispense marijuana.

On March 20, 2019 we entered into a Letter of Intent with an unrelated third party concerning marijuana licenses in Los Angeles County.  The Letter of Intent provides that we will pay $850,000 for licenses to cultivate, manufacture, distribute, and deliver marijuana in California that may be awarded to the third party.  However we will not acquire any aspects of the licenses that relate to retail delivery or store front retail.

The acquisition of the licenses is subject to a number of conditions, including a requirement that the licenses, which expired in June 2018, be renewed by the government authorities which issued the licenses.

Our executive offices are located at 750 N. San Vicente, Suite 800 West, West Hollywood, CA 90069 and our telephone number is (818) 855-8199.

Securities Offered:

In order to provide a possible source of funding for our operations, we have entered into an Investment Agreement with TTC.

Under the Investment Agreement, TTC has agreed to provide us with up to $2,500,000 of funding during the period ending on November 14, 2022.  During this period, we may sell shares of our common stock to TTC and TTC will be obligated to purchase the shares. These shares may be offered for sale from time to time by means of this prospectus by or for the account of TTC.

The maximum amount we can raise at any one time is the lesser of $1,000,000 or 200% of the average trading volume of our common stock during the ten (10) Trading Days immediately preceding the date we submit a request for funding (a “Put Notice”) to TTC. There is no minimum amount required for a Put Notice.  We are under no obligation to sell any shares under the Investment Agreement.

The number of shares to be sold by TTC in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  However, 5,000,000 shares of common stock, which represent approximately 17% of our outstanding shares (and approximately 30% of our public float) as of December 16, 2019, are the maximum number of shares which we may sell to TTC and these 5,000,000 shares are the maximum number of shares which may be sold by TTC by means of this prospectus.  See the section of this prospectus captioned “Investment Agreement” for more information.

TTC is also offering 136,363 shares of our common stock that we issued to TTC as a commitment fee pursuant to the Investment Agreement.

As of January 15, 2020, we had 29,288,163 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to the Investment Agreement or upon the exercise of options or warrants

We will not receive any proceeds from the sale of the shares by TTC. However, we will receive proceeds from any sale of common stock to TTC under the Investment Agreement. We expect to use substantially all the net proceeds for our operations.

Risk Factors:

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Trading Symbol:   PIRE

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

•

statements concerning the benefits that we expect will result from our business activities; and

•

statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history and may never be profitable.  Since we have only recently began our new operations and have an unproven business plan, it is difficult for potential investors to evaluate our business.  There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.  Any forecasts we make concerning operations may prove to be inaccurate. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges, and uncertainties, the value of your investment could be significantly reduced or completely lost.

We have a history of losses and may continue to incur losses.

For the nine months ended September 30, 2019, we had a net loss of $(281,214) and we had an accumulated deficit of $(684,138) as of September 30, 2019. These losses have had, and likely will continue to have, an adverse effect on our working capital, assets, and stockholders’ equity. In order to achieve and sustain revenue growth in the future, we must significantly expand our market presence and revenues. We may continue to incur losses in the future and may never generate revenues sufficient to become profitable or to sustain profitability. Continuing losses may impair our ability to raise the additional capital required to continue and expand our operations.

We need capital to implement our business plan.  We need capital to fund operations.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering.  Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

We are dependent on our management and the loss of our management would harm our business.  Our future success depends largely upon the management experience, skill, and contacts of our sole officer.  The loss of the services of our only officer, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

We may issue shares of preferred stock that would have a liquidation preference to our common stock.  Our articles of incorporation currently authorize the issuance of 5,000,000 shares of preferred stock.  Our director has the power to issue these shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our director.  The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future.  Although we presently have no commitments or contracts to issue any shares of preferred stock, authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

The applicability of the "penny stock rules" to broker-dealer sales of our common stock may have a negative effect on the liquidity and market price of our common stock.  Trading in our shares is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, which apply to companies that are not listed on an exchange and whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000, or $2,000,000 if they have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The rules could also have an adverse effect on the market price of our common stock.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more; (ii) the last date of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

There is substantial risk about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The accompanying consolidated financial statements as of September 30, 2019 have been prepared and presented on a basis assuming we will continue as a going concern. We sustained a loss of $(281,214) during the nine months ended September 30, 2019. Based on our current cash levels as of September 30, 2019, our current rate of cash requirements, we will need to raise additional capital and we will need to generate revenues. There can be no assurance that we can raise capital upon favorable terms, if at all, or that we can earn a profit from our operations.

Our growth will depend on the acceptance of our products and consumer discretionary spending.

The acceptance of our beverage products by consumers is critically important to our success. Shifts in retailer priorities and shifts in user preferences away from our products, our inability to develop effective healthy beverage products that appeal to both retailers and consumers, or changes in our products that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on discretionary user spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience an inability to generate profits during economic downturns or during periods of uncertainty, where users may decide to purchase beverage products that are less expensive or to forego purchasing any type of healthy beverage products.

Competition that we face is varied and strong.

Our products and industry as a whole are subject to competition. There is no guarantee that we can develop or sustain a market position or expand our business. We anticipate that the intensity of competition in the future will increase.

We will rely on independent contract manufacturers of our products, and this dependence could make management of our marketing and distribution efforts inefficient or unprofitable.

We will not own the plants or the equipment required to manufacture and package our beverage products, but instead we will outsource the manufacturing process to independent contract manufacturers (co-packers). We do not anticipate bringing the manufacturing process in-house in the near future. Our ability to attract and maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products is important to the success of our operations. Contract manufacturers may terminate their arrangements with us at any time, in which case we could experience disruptions in our ability to deliver products to customers. The failure to establish and maintain effective relationships with contract manufacturers could increase our manufacturing costs and reduce profits realized from the sale of our products.

We will depend on a limited number of suppliers of raw and packaging materials.

We will rely upon a limited number of suppliers for raw and packaging materials used to make and package our products. Our success will depend in part upon our ability to successfully secure such materials from suppliers that are delivered with consistency and at a quality that meets our requirements. The price and availability of these materials are subject to market conditions. Increases in the price of our products due to the increase in the cost of raw materials could have a negative effect on our business.

If we are unable to obtain sufficient quantities of raw and packaging materials, delays or reductions in product shipments could occur which would have a material adverse effect on our business, financial condition, and results of operations. The supply and price of raw materials used to produce our products can be affected by a number of factors beyond our control, such as frosts, droughts, other weather conditions, economic factors affecting growing decisions, various plant diseases and pests, transportation interruption and foreign imposed restrictions. If any of the foregoing were to occur, no assurance can be given that such condition would not have a material adverse effect on our business, financial condition, and results of operations. In addition, our results of operations are dependent upon our ability to accurately forecast our requirements of raw materials. Any failure by us to accurately forecast our demand for raw materials could result in an inability to meet higher than anticipated demand for products or producing excess inventory, either of which may adversely affect our results of operations.

We may fail to comply with applicable government laws and regulations.

We are subject to a variety of federal, state, and local laws and regulations, some of which are rapidly changing or at times conflicting. These laws and regulations apply to many aspects of our business including the manufacture, safety, labeling, transportation, advertising and sale of our products. Violations of these laws or regulations in the manufacture, safety, labeling, transportation and advertising of our products could damage our reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations, could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on our beverages and our ingredients could increase our costs. Regulatory focus on the health, safety and marketing of beverage products is increasing. Federal or state regulations or laws affecting the labeling of our products, are or could become applicable to our products.

Various operating hazards could harm our business.

Our operations are subject to certain hazards and liability risks faced by beverage companies that manufacture and distribute water, tea, energy drink, and dietary supplement products, such as defective products, contaminated products, and damaged products. The occurrence of the foregoing could result in a costly product recall and serious damage to our reputation for product quality, as well as potential lawsuits. Although we plan to carry insurance against certain risks under various general liability and product liability insurance policies, no assurance can be given that our insurance will be adequate to fully cover any incidents of product contamination or injuries resulting from our operations and our products. We cannot assure you that we will be able to continue to maintain insurance with adequate coverage for liabilities or risks arising from our business operations on acceptable terms. Even if the insurance is adequate, insurance premiums could increase significantly which could result in higher costs to us.

Litigation and publicity concerning product quality, health, and other issues could adversely affect our results of operations, business and financial condition.

Our business could be adversely affected by litigation and complaints from customers or government authorities resulting from product defects or product contamination. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant liabilities, if a lawsuit or claim results in a decision against us, or litigation costs, regardless of the result. Further, any litigation may distract our management of cause our management to expend resources and time normally devoted to the operation of our business.

If we fail to enhance our brand, our ability to expand will be impaired and our financial condition may suffer.

We believe that the development of trade names and brands is critical to achieving widespread awareness of our products, and as a result, is important to attracting new customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable products at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, our business could be adversely impacted.

We cannot be certain that the products that we offer will become, or continue to be, appealing and as a result there may not be any demand for these products, which would result in a loss of revenue.

The demand for our products will depend on many factors, including the number of customers we are able to attract and retain over time.  The competitive environment in the CBD beverage industry, as well as the beverage industry as a whole, may force us to reduce prices below our desired pricing level or increase promotional spending.  Our inability to anticipate changes in user preferences and to meet consumers’ needs in a timely cost effective manner could result in immediate and longer term declines in the demand for the products we plan to offer.

The federal and state regulatory landscape regarding products containing CBD is uncertain and evolving, and new or changing laws or regulations relating to industrial hemp and industrial hemp-derived products could have a material adverse effect on our business, financial condition and results of operations.

We plan to sell and distribute products containing cannabidiol derived from industrial hemp (“CBD”), a form of cannabis.  Although industrial hemp has been removed from the list of “controlled substances” under the Controlled Substances Act, some states still classify industrial hemp and its byproducts as a controlled substance under applicable state criminal laws, making the possession, sale, and distribution of any such products illegal under such state laws.  Although many states are implementing changes to their criminal laws in response to the 2018 Farm Bill, there can be no assurance that every state will follow suit.  As a result, applicable state and local laws or regulations regarding industrial hemp-based CBD and products containing industrial hemp-based CBD could restrict any CBD products we offer in the future or impose additional compliance costs on us. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations.

FDA regulation regarding the sale or distribution of products containing CBD could make it difficult for us to operate.

The United States Food and Drug Commission (“FDA”) has the authority to regulate the production and sale of hemp pursuant to the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”). Shortly after the 2018 Farm Bill became law, the FDA issued a statement that any cannabis product, whether derived from industrial hemp or otherwise, marketed with a disease claim (e.g., a claim of therapeutic benefit or disease prevention) must be approved by the FDA for its intended use through one of the drug approval pathways prior to it being introduced into interstate commerce. The FDA has since indicated that it would issue regulations regarding the addition of food, beverages, and dietary supplements containing CBD, and conducted a public hearing on May 31, 2019 to obtain scientific data and information about the safety, manufacturing, product quality, marketing, labeling, and sale of products containing cannabis or cannabis-derived compounds.

Any regulations the FDA issues relating to the sale of food, beverages, and dietary supplements containing CBD could have a material adverse effect on our business, financial condition and results of operations.

If commercial cultivation of industrial hemp is deemed to be a violation of federal law, we may be subject to federal enforcement actions, which could adversely affect our business and harm our reputation and brand.

The 2018 Farm Bill empowers the United States Department of Agriculture (the “USDA”) to implement a program to certify state and Indian tribe permitting for the commercial cultivation of industrial hemp.  On October 29, 2019, the USDA released the text of its interim final rule for regulations establishing such a program, which include specific requirements about permitting of cultivators, testing of cultivated hemp, and land maintenance, among other things (the “Interim Rules”).  Such Interim Rules became effective on November 1, 2019 by their terms; however, the USDA has invited public comment on the Interim Rules in anticipation of final rules to be implemented by the USDA in the future (the “Final Rules”).

Until commercial cultivators of industrial hemp receive permits for production under applicable state and Indian tribe laws that are implemented pursuant to the Interim Rules, any production of industrial hemp by such persons may be deemed to be in violation of federal law.  In addition, any Final Rules implemented by the USDA may be different from the Interim Rules, making industrial hemp more difficult to cultivate and produce in compliance with the Final Rules.

We risk becoming subject to adverse publicity and costly federal enforcement actions in selling and distributing products containing industrial hemp-based CBD in the United States that is not grown in full compliance with the Interim Rules or the Final Rules and applicable state and/or Indian tribe permitting rules.  In addition, industrial hemp-based CBD products that we distribute may not fully comply with such Interim Rules or the Final Rules, and state or Indian tribe permitting rules. We may also sustain considerable damage to our reputation and brand should we become party to federal enforcement actions resulting from the sale and distribution of products containing industrial hemp-based CBD that do not fully comply with the Interim Rules or the Final Rules and applicable state and/or Indian tribe permitting rules.

We may have difficulty accessing the service of banks, which may make it difficult to sell our products and services.

Banks remain hesitant to offer banking services to cannabis-related businesses and businesses involved in the cannabis industry continue to encounter difficulty establishing banking relationships. Our inability to maintain our current bank accounts would make it difficult for us to operate and could result in our inability to implement our business plan.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the Over-the-Counter Market under the symbol “PIRE”.

Prior to May 30, 2019 there was no market for our common stock.

The following table summarizes the high and low historical closing prices of our common stock for the periods indicated:

Fiscal Year Ended December 31, 2019

High

Low

Second Quarter

$1.50

$1.50

Third Quarter

$1.50

$1.01

Fourth Quarter

$1.01

$0.74

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors. The Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.  As of the date of this prospectus, no preferred shares were outstanding.

The closing price of our common stock on January 15, 2020 was $0.55 per share.

As of January 15, 2020 we had 29,288,163 outstanding shares of common stock which were owned by 52 shareholders of record.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

AND RESULTS OF OPERATIONS

The following discussion and analysis by our management of our financial condition and results of operations should be read in conjunction with financial statements and the related notes included elsewhere in this prospectus.

Results of Operations

Year Ended December 31, 2018

Operating expenses for the years ended December 31, 2018 and 2017 were $198,901 and $64,039, respectively, and were comprised of principally legal and accounting costs and management fees.  Operating expenses during the year ended December 31, 2018 increased due to increased activity within the company.  This was largely due to the company beginning a new business plan and moving into the process of attaining public status.

Three and Nine Months Ended September 30, 2019

During the three and nine months ended September 30, 2019 General and Administrative Expenses increased from the comparable periods in 2018 due to the change in our business plan which resulted in increased legal and consulting fees as well as increased travel costs.  Increases in other expense are the result of cost associated with our new note payable arrangements included amortization of discounts, derivative liability expense and interest.

Liquidity and Capital Resources

Our sources and (uses) of cash for the years ended December 31, 2018 and 2017 were:

	2018	2017
Cash (used in) operations	(172,927)	(35,059)
Sale of common stock	186,700	--
Proceeds from notes payable, related party	20,012	22,200
Proceeds from notes payable, unrelated parties	20,000	12,000
Repayments on notes payable, related party	(52,500)	(812)

Our sources and (uses) of cash for the nine months ended September 30, 2019 and 2018 were:

	2019	2018

Cash used in operations	$(179,055)	$(115,598)
Sale of common stock	$-	$186,700
Proceeds from notes payable, related party	$-	$20,012
Payment on notes payable, related party	$-	$(52,500)
Proceeds from convertible notes	$100,000	$-
Proceeds from notes payable, unrelated party	$82,900	$20,000

Going Concern

The financial statements included as part of this prospectus have been prepared on a going concern basis, which assumes that our company will be able to meet our obligations and continue our operations for our next fiscal year. Realization values may be substantially different from carrying values as shown and the financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should we be unable to continue as a going concern. At September 30, 2019, we have not yet achieved profitable operations and expect to incur further losses in the development of our business, all of which raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that we will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Due to our continuing losses from business operations, the independent auditor’s report dated March 29, 2019, included a “going concern” opinion relating to the fact that our continuation is dependent upon obtaining additional working capital either through revenues or through outside financing.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business

We are currently in the development stage and have not earned any revenues.

We do not anticipate receiving cash flows from operations in the near future to satisfy our ongoing capital requirements. We are seeking financing in the form of equity capital in order to provide the necessary working capital. Our ability to meet our obligations and continue to operate as a going concern is highly dependent on our ability to obtain additional financing. We cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, we may be unable to implement our current plans which circumstances would have a material adverse effect on our business, prospects, financial conditions and results of operations.

Our estimated capital requirements for the twelve months ending December 31, 2020 are:

Description

Amount

Inventory

$   250,000

Marketing

500,000

Payment of loans

200,000

Operating expenses

        250,000

$1,200,000

Critical Accounting Policies

See Note 2 to the December 31, 2018 financial statements included as part of this prospectus for a discussion of our Significant Accounting Policies.

BUSINESS

Unless otherwise indicated or the context otherwise requires, all references in this Form 10-Q to “we,” “us,” “our,” “our company,” “Pierre” or the “Company” refer to Pierre Corp.

We were incorporated in Nevada on January 21, 2011.  Following our incorporation, we attempted to become involved in a number of business ventures, all of which were unsuccessful and which we have abandoned.

Non-Alcoholic Beverages

Industry Overview

In March, 2019 we began to develop a line of sparkling, non-alcoholic, mineral water beverages.

Non-alcoholic beverages are among the most widely distributed food products in the world and are being sold through more than 400,000 retailers in the United States, our core market. The United States has more than 2,600 beverage companies and 500 bottlers of beverage products. Collectively they account for more than $100 billion in annual sales. It is estimated that globally more than $300 billion worth of non-alcoholic beverages are sold annually. The beverage market is controlled by two giants, The Coca-Cola Company (“Coke”) and PepsiCo, combining for over 70% of the non-alcoholic beverage market. The demand for “better-for you” and functional drinks are two of the fastest growing beverage categories.

As of November 15, 2019, 33 states and the District of Columbia allow their citizens to use Medical Marijuana.  Additionally, 10 states and the District of Columbia have legalized cannabis for recreational use by adults.  As cannabis steps out of the black market, new industries, such as CBD-infused beverages, are developing.

CBD is an abbreviated term for cannabidiol. It has become increasingly popular for relieving pain, promoting relaxation, and lifting mood without the psychoactive properties that come with THC (Tetrahydrocannabinol), the other major cannabinoid.

After years of prohibition, a large body of clinical research data on cannabinoids and their potential therapeutic effects has been published. Clinical trials have been conducted on a range of disorders, from general analgesia and inflammation, to major cardiovascular, oncological and neurodengerative disorders. Recent studies suggest that CBD’s properties may be useful in combating a variety of health conditions such as epilepsy, schizophrenia, multiple sclerosis, migraines, arthritis, and even side effects of cancer.  This body of clinical trials is publicly available via the National Institutes of Health website.

A recent World Health Organization report, published in November 2017, revealed that CBD does not have potential for abuse or addiction and is completely safe for use—it has none of the psychoactive effects of THC.

CBD-infused beverages are being marketed to new audiences who want to consume cannabis in different formats and many brands are positioning themselves in the health and wellness category.  CBD beverages, which include tea, soda, cider, margaritas and wine, have a variety of benefits, including the following:

?

Beverages are seen as the healthier way to consume CBD, especially compared to smoking.

?

They are becoming more easily available in restaurants, bars, supermarkets, and online sites.

?

Dosage is controlled and, much like alcohol, consumers will be able to determine how much CBD content they want.

Demand for CBD-infused beverages will be fueled by three key trends;

•

The decline of globally is evidence of changing consumer tastes. Sales are expected to fall further as more people exchange alcohol for cannabis products.

•

Sustainable packaging, transparency around ingredients, more convenient ready-to-drink solutions, and personalized strains are driving the pace of product innovation.

•

Growing knowledge and increasing brand/celebrity endorsements are creating an established CBD industry in mainstream culture.

CBD is derived from hemp.  Hemp is a staple crop cultivated throughout North America and around the globe for thousands of years. It is an extremely versatile plant, growing in almost any climate, and producing foods, clothing, oils, and medicines.

“Hemp” is the term used to describe the food and fiber variety of the cannabis plant, and “marijuana” is used to describe the drug variety of the cannabis plant.  In order to be considered hemp, the plant must contain less than 0.3% THC — the primary psychoactive component in cannabis. Under this threshold, cannabis is defined as “hemp.” Above this threshold, cannabis is considered “marijuana.”

On December 12, 2018, Congress passed the 2018 Farm Bill, which was signed into law by President Trump the following week.

The 2018 Farm Bill:

•

defines hemp as the plant with a concentration of not more than 0.3 percent THC by dry weight. This definition is consistent with the definition of “industrial hemp” in the 2014 bill, which created a limited agricultural pilot program regarding research into industrial hemp.

•

removes hemp from the Controlled Substances Act, allowing the legal cultivation, possession, sale and distribution of the hemp plant.

•

delegates to states and Indian tribes the broad authority to regulate and limit the production and sale of hemp and hemp products within their borders. States and Indian tribes cannot, however, limit the transportation or shipment of hemp and hemp products through their respective jurisdictions.

With the passage of the 2018 U.S. Farm Bill, cannabis and beverage companies alike are launching CBD-infused beverage products in the U.S. market.  The hemp-derived CBD market is expected to reach sales of $22 billion by 2022, outpacing cannabis sales, and surging from $591 million in 2018.

Our Products

We have recently developed the following sparkling mineral water beverages:

•

water with 5mg of CBD-no flavor

•

water with lemon zest flavor and 5mg of CBD

•

water with 100mg of caffeine and an energy booster - No CBD

All waters are available in a 355 ml slim can or a 750ml glass bottle.

We have been meeting with distributors and restaurant groups regarding placing our beverages with retailers and in restaurants.

We plan to begin the distribution of our products in March, 2020.

Production

We will outsource the manufacturing and warehousing of our products to independent contract manufacturers (“co-packers”). We will purchase our raw materials from suppliers which deliver to a third-party co-packer. Once manufactured, we will store finished product in a warehouse adjacent to a co-packer or in a third party warehouses. Other than minimum case volume requirements per production run, we do not expect to have annual minimum production commitments with a co-packer. Co-packers typically may terminate their arrangements with companies such as ours at any time, in which case disruptions in a company’s ability to deliver products to our customers may result.  As of December 16, 2019, we did not have any agreements with any co-packers.

Raw Materials

Substantially all the raw materials used in the preparation, bottling, canning, and packaging of our products will be purchased by us or by our contract manufacturer in accordance with our specifications. Most of the ingredients used in our products are off-the shelf and readily available. No ingredient has a lead time greater than four weeks.

New Product Development

Our product philosophy to be based on developing products in those segments of the market that offer the greatest chance of success such as health, wellness and natural refreshment and rehydration, and we will continue to seek out underserved market niches. We believe we can respond to changing market conditions with new and innovative products. We are committed to developing products that are distinct, meet a quantifiable need, are proprietary, project a quality and healthy image, and can be sold through customary distribution channels.

Intellectual Property

We own the following intellectual property: - (List any trademarks here)-Currently we own the formulas developed and Pierre Brand

Seasonality

Our sales are expected to be seasonal and experience quarterly fluctuations because of many factors. Historically, the industry experiences an increase in revenues during the warm weather months of April through September.

Competition

Competition in the CBD infused beverage industry includes numerous companies that are highly fragmented in terms of geographic market coverage, distribution channels and product categories. We believe that competition is principally based upon price, quality, efficacy of products, branding, marketing and customer service. Large beverage companies, which have broader product lines, significantly greater financial resources and possess extensive manufacturing, distribution and marketing capabilities are beginning to enter the CBD infused beverage market. The entry of larger competitors could have a material adverse effect on our results of operations and financial conditions.

Government Regulation

The Agriculture Improvement Act of 2018, known as the "2018 Farm Bill", provides much of the legal framework for hemp-based CBD. The 2018 Farm Bill permanently removed “hemp” from the purview of the Controlled Substances Act, and accordingly, the Drug Enforcement Administration (the “DEA”) no longer has any claim to interfere with the interstate commerce of hemp products. Some of the immediate impact from this legislation includes the ability for farmers to access crop insurance and U.S. Department of Agriculture programs for certification and competitive grants. While the DEA is now officially not involved in hemp regulation, the FDA retains its authority to regulate ingestible and topical products, including those that contain hemp and hemp extracts such as CBD.

A range of federal regulations govern our operations, including the Dietary Supplement Health and Education Act of 1994 (the “DSHEA”). Under DSHEA, supplements are effectively regulated by the FDA for Good Manufacturing Practices under 21 CFR Part 111. DSHEA defines a “dietary supplement” as a product intended to supplement the diet that contains one or more of the following: (a) a vitamin; (b) a mineral; (c) an herb or other botanical; (d) an amino acid; (e) a dietary substance for use by man to supplement the diet by increasing the total dietary intake; or (f) a concentrate, metabolite, constituent, extract, or combination of any ingredient described in section (a) through (e). Accordingly, the law permits a wide range of dietary ingredients in dietary supplements, including CBD. CBD also falls under section (e) as it is a dietary substance for use by humans to supplement the diet by increasing the total dietary intake

Marijuana Cultivation/Manufacturing Facilities and Dispensaries

We also plan to own and operate medical and adult marijuana cultivation facilities, manufacturing facilities and dispensaries in California.  The first step in our business plan is to acquire licenses to cultivate, manufacture and dispense marijuana.

We previously had agreements with an unrelated third party to acquire marijuana cultivation and manufacturing licenses which the third party may be awarded by the state of California.

On February 22, 2019 we terminated our agreements relating to the acquisition of these licenses.

On March 20, 2019 we entered into a Letter of Intent with an unrelated third party concerning marijuana licenses in Los Angeles County.  The Letter of Intent provides that we will pay $850,000 for licenses to cultivate, manufacture, distribute, and deliver marijuana in California that may be awarded to the third party.  However we will not acquire any aspects of the licenses that relate to retail delivery or store front retail.

The acquisition of the licenses is subject to a number of conditions, including a requirement that the licenses, which expired in June 2018, be renewed by the government authorities which issued the licenses.

If the licenses are acquired, we plan to joint venture with a third party (not yet identified) to construct a cultivation, manufacturing and distribution facility in Los Angeles and sell marijuana throughout California.

If the third party is not awarded any licenses we may attempt to acquire licenses from other persons who have either applied for or been granted marijuana licenses in California.

We do not intend to acquire a license associated with a facility or dispensary which is in operation.

We may also apply for marijuana cultivation, manufacturing or dispensary licenses in our own name.

Other Information

As of January 15, 2020, we had one employee.

Our offices are located at 750 N. San Vicente, Suite 800 West, West Hollywood, CA 90069.

MANAGEMENT

Name

Age

Position

J. Jacob Isaacs

 36

Chief Executive, Financial and Accounting Officer and a Director

Mr. Isaacs has served as our officer and director since August 2017. Mr. Isaacs served as the Chief Executive Officer, President, Chief Financial Officer and Secretary/Treasurer of Cumberland Hills, Ltd. since its inception in January 2010 until its subsequent merger in 2013. Since 2013 Mr. Isaacs has operated his own private consulting firm advising small companies on the process of going public. He is also active in restructuring corporations and arranging debt consolidations.

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their successors are elected or appointed.  Our officers are appointed by our board of directors and serve at the discretion of the board.

We believe Mr. Isaacs is qualified to act as a director based upon his knowledge of business practices and, in particular, the regulations relating to public companies.

Mr. Isaacs is not independent as that term is defined in Section 803 of the NYSE MKT Company Guide.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Directors, to the extent required. Our Directors believe that the cost of associated with such committees, has not been justified under our current circumstances.     During the years ended December 31, 2018 and 2017 we did not compensate any person for serving as a director.

None of our executive officers served as a member of the compensation committee or as a director of another entity one of whose executive officers served on our compensation committee or as one of our directors.

We have not adopted a code of ethics that applies to our officers since as of the date of this prospectus we had only one officer.

Executive Compensation

Salary

Total

Name and principal position

Year

   ($)

  ($)

J. Jacobs Isaacs (1)

2019

121,500

121,500

CEO, CFO and CAO

2018

36,000

36,000

2017

24,000

24,000

Robert Sawatsky, (2)

2017

--

--
Former President, CEO and CFO

(1)

Mr. Isaacs was initially appointed as a director and officer on August 16, 2016 and resigned on November 24, 2017.  Mr. Isaacs was reappointed as an officer and directors on January 11, 2018.

(2)

In 2017 Mr. Isaacs was paid $0 and his compensation of $24,000 was accrued in full.  In 2018, Mr. Isaacs was paid $15,600 and compensation of $20,400 was accrued.

(3)

Mr. Sawatsky was appointed as a director and officer on March 9, 2016 and resigned on August 16, 2017.

There have never been any grants of stock options to our officers or directors.

The following shows the amounts we expect to pay to our officer during the twelve months ended December 31, 2020 and the amount of time this person expects to devote to our business

   Projected

Percent of time to be devoted

Name

Compensation

  to the Company’s Business

J. Jacob Isaacs

$24,000

80%

Transactions with Related Parties

See Note 3 to the December 31, 2018 financial statements included as part of report.

PRINCIPAL SHAREHOLDERS

The following table shows the ownership, as January 15, 2020, of those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group.  Each owner has sole voting and investment power over their shares of common stock.

 Percent of

Name

Shares Owned

Outstanding Shares

J. Jacob Isaacs

15,750,000

55.6%

All officers and directors

    as a group (one person)

15,750,000

55.6%

INVESTMENT AGREEMENT

On January 2, 2020, we entered into an Investment Agreement with Tiger Trout Capital, LLC (“TTC”) in order to establish a possible source of funding for our operations.

Under the Investment Agreement TTC has agreed to provide us with up to $2,500,000 of funding during the period ending on November 14, 2022.

From time to time during the period ending November 14, 2022, we may, in our sole discretion, deliver a Put Notice to TTC. The Put Notice will specify the number of shares of common stock which we intend to sell to TTC on a closing date.

The closing of the purchase by TTC of the shares specified in the Put Notice will occur seven Trading Days following the date TTC receives the Put Notice. On the closing date we will sell to TTC the shares specified in the Put Notice, and TTC will pay us an amount equal to the Purchase Price multiplied by the number of shares specified in the Put Notice.

The maximum amount that we will be entitled to sell to TTC with respect to any applicable Put Notice will be the lesser of $1,000,000 or 200% of the average of the daily trading volume of our common stock for the ten consecutive Trading Days immediately prior to the delivery of a Put Notice. We may not submit a Put Notice until ten Trading Days after the delivery of a prior Put Notice.

The number of shares to be sold by TTC in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  However, 5,000,000 shares of common stock is the maximum number of shares which we may sell to TTC and 5,000,000 shares is the maximum number of shares which TTC may sell by means of this prospectus.

For purposes of the foregoing:

Purchase Price means 90% of the lowest price at which our common stock trades during the five consecutive Trading Days including and immediately following the delivery of a Put Notice.

Trading Day means any day on which the Principal Market for our common stock is open for trading.

Principal Market means the OTC Markets Group or whichever is the principal market on which our common stock is traded.

The price of our common stock on the Principal Market  will be as reported by (i) Bloomberg Financial L.P. or (ii) One Stream.

Using the formula contained in the Investment Agreement, if we had delivered a Put Notice on December 31, 2019 we would not be able to sell any shares of our common stock since our common stock did not trade during the ten Trading Days prior to December 31, 2019.

The number of shares to be sold by TTC in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.

We are under no obligation to sell any shares under the equity line of credit and we may terminate the Investment Agreement upon written notice to TTC.

We will not receive any proceeds from the sale of the shares by TTC.  TTC may resell the shares it acquires by means of this prospectus from time to time in the public market. We are paying the costs of registering the shares offered by TTC.  TTC will pay all other costs of the sale of the shares which it may purchase from us. During the past three years neither TTC nor its controlling persons had any relationship with us, or our officers or directors.

The shares of common stock owned, or which may be acquired by TTC, may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

•

a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•

face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by TTC may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from TTC in amounts to be negotiated.

TTC is an “underwriter” and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We haves agreed to indemnify TTC against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised TTC that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised TTC that, in the event of a “distribution” of its shares, TTC any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Regulation M as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised TTC that Regulation M prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We granted registration rights to TTC to enable it to sell the common stock it may acquire under the Investment Agreement. Notwithstanding these registration rights, we have no obligation:

•

to assist or cooperate with TTC in the offering or disposition of their shares; or

•

to obtain a commitment from an underwriter relative to the sale of any the shares.

TTC is entitled to customary indemnification from us for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement or this prospectus, except as they relate to information TTC supplied to us for inclusion in the registration statement and prospectus.

We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as TTC holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, but not the expenses associated with selling the shares, such as broker discounts and commissions.

As the date of this prospectus TTC owned 136,363 shares of our common stock which we issued to TTC as a commitment fee for providing us with the Investment Agreement. These shares may be sold by TTC by means of this prospectus. During the course of this offering, TTC may acquire up to 5,000,000 additional shares of our common stock.   It is not known how many shares of our common stock TTC will own after this offering.  TTC is controlled by Alan S. Masley.

TTC’s obligations under the Investment Agreement are not transferable.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 200,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Transfer Agent

Empire Stock Transfer

1859 Whitney Mesa Dr.

Henderson, NV 89014

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

FINANCIAL STATEMENTS

DECEMBER 31, 2018

F-1	Report of Independent Registered Public Accounting Firm
F-2	Balance Sheets as of December 31, 2018 and 2017;
F-3	Statements of Operations for the years ended December 31, 2018 and 2017
F-4	Statement of Stockholders’ Equity (Deficit) for the years ended December 31, 2018 and 2017;
F-5	Statements of Cash Flows for years ended December 31, 2018 and 2017;
F-6	Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Pierre Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Pierre Corp. as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Pierre Corp. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to Pierre Corp. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Pierre Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company’s absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2019 raise substantial doubt about its ability to continue as a going concern. The 2018 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

We have served as Pierre Corp.'s auditor since 2013.

Houston, Texas

March 29, 2019

PIERRE CORP.

BALANCE SHEET

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash	$ 1,285	$ -
Prepaid assets	5,700	-
Total currents assets	6,985	-

Property and equipment, net	-	1,184

Total assets	$ 6,985	$ 1,184

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 15,028	$ 4,879
Accounts payable - related party	164,841	144,500
Notes payable	244,000	224,000
Notes payable - related party	6,000	38,488
Total current liabilities	429,869	411,867

Total liabilities	429,869	411,867

Commitments

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock, $0.001 par value, 200,000,000 shares authorized,
29,051,800 shares outstanding at December 31, 2018 and
28,305,000 shares at December 31,2017	29,052	28,305
Additional paid in capital	189,048	3,095
Accumulated deficit	(640,984)	(442,083)
Total stockholders' deficit	(422,884)	(410,683)

Total liabilities and stockholders' deficit	$ 6,985	$ 1,184

The accompanying notes are an integral part of these financial statements.

PIERRE CORP.

STATEMENT OF OPERATIONS

For the years ended December 31, 2018 and 2017

	Year ended	Year ended
	December 31, 2018	December 31, 2017
Operating expenses:
Depreciation	$1,184	$1,544
General and administration	197,717	62,495
Total operating expenses	198,901	64,039

Net loss	($198,901)	($64,039)

Net loss per share:
Basic and diluted	($0.01)	$0.00

Weighted average shares
outstanding:
Basic and diluted	29,051,800	28,305,000

The accompanying notes are an integral part of these financial statements.

PIERRE CORP.

STATEMENT OF CASH FLOWS

For the years ended December 31, 2018 and 2017

	Year ended	Year ended
	December 31, 2018	December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (198,901)	$ (64,039)
Adjustment to reconcile net loss to
cash used in operating activities:
Depreciation expense	1,184	1,544
Net change in:
Prepaid deposits	(5,700)	-
Accounts payable	10,149	3,436
Accounts payable - related party	20,341	24,000

CASH FLOWS USED IN OPERATING ACTIVITIES	(172,927)	(35,059)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceed from sale of common stock	186,700	-
Proceeds from notes payable, related party	20,012	22,200
Proceeds from notes payable, unrelated parties	20,000	12,000
Repayments on notes payable, related party	(52,500)	(812)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	174,212	33,388

NET CHANGE IN CASH	1,285	(1,671)
Cash, beginning of period	-	1,671

Cash, end of period	$ 1,285	$ -

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid on interest expenses	$ -	$ -

Cash paid for income taxes	$ -	$ -

The accompanying notes are an integral part of these financial statements.

PIERRE CORP.

STATEMENT OF STOCKHOLDERS' DEFICIT

For the years ended December 31, 2018 and 2017

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Deficit accumulated during the exploration	Total

Balance, December 31, 2016	-	$ -	28,305,000	$ 28,305	$ 3,095	$ (378,044)	$ (346,644)

Net loss	-	-	-	-	-	(64,039)	(64,039)

Balance, December 31, 2017	-	-	28,305,000	28,305	3,095	(442,083)	(410,683)

Sale of common stock	-	-	746,800	747	185,953	-	186,700

Net loss	-	-	-	-	-	(198,901)	(198,901)

Balance, December 31, 2018	-	$ -	29,051,800	$ 29,052	$ 189,048	$ (640,984)	$ (422,884)

The accompanying notes are an integral part of these financial statements.

PIERRE CORP.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2018

Note 1.

Basis of Presentation

General

Pierre Corp. (the “Company”) was incorporated in Nevada on January 21, 2011.  Since its incorporation, the Company has have attempted to become involved in a number of business ventures, all of which were unsuccessful and which it has abandoned.

In February 2018, the Company decided to become involved in the marijuana industry.

The Company now plans to own and operate medical and adult marijuana cultivation facilities, manufacturing facilities and dispensaries in California.  The first step in the Company’s business plan is to acquire licenses to cultivate, manufacture and sell marijuana.

The Company will attempt to acquire licenses from persons who have either applied for or been granted marijuana licenses in California.

The Company does not intend to acquire a license associated with a facility or dispensary which is in operation.

The Company may also apply for a marijuana cultivation, manufacturing or dispensary license in its own name.

The Company’s activities are subject to significant risks and uncertainties including the failure to secure the funding needed to properly execute the Company’s business plan.

We do not anticipate receiving cash flow from operations in the near future to satisfy our ongoing capital requirements. We are seeking financing in the form of equity capital in order to provide the necessary working capital. Our ability to meet our obligations and continue to operate as a going concern is highly dependent on our ability to obtain additional financing. We cannot predict whether this additional financing will be in the form of equity or debt or be in another form. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, we may be unable to implement our current plans which circumstances would have a material adverse effect on our business, prospects, financial conditions and results of operations.

On August 7, 2018 the Company entered into agreements with LGM, Org and Lean Green Machine, Inc. (collectively “LGM”) to acquire licenses LGM may be awarded by the state of California in Long Beach and the City of Commerce.   These agreements were terminated in February 2019.

On March 12, 2019 Pierre Corp entered into a Letter of Intent to acquire licenses in Lynwood, California where Pierre Corp would pay $850,000 to the vender to purchase the right to cultivate marijuana in that local.    At this time the agreement is not legally binding until the definitive agreement is signed at a later date.  The Seller must deliver to Pierre Corp in this agreement the updated and renewed licenses.

On October 15, 2018 a shareholder owning a majority of the Company’s outstanding shares of common stock amended the Company’s Articles of Incorporation to:

•

change the name of the Company from Wadena Corp. to Pierre Corp.

•

reverse split the Company’s outstanding shares of common stock on a 5-for-1 basis.

The Company’s activities are subject to significant risks and uncertainties including failure to secure additional funding to properly execute the Company’s business plan.

Note 2.    Summary of Significant Accounting Policies

The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At December 31, 2018, the Company had not yet achieved profitable operations, has accumulated losses of $640,984, since its inception, has working capital deficit of $422,884, and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances; however, there is no assurance of additional funding being available.

Income Taxes

The Company uses the assets and liability method of accounting for income taxes.  Under the assets and liability method deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Diluted loss per share has not been provided as it would be anti-dilutive.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original purchase maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the useful lives as follows:

Furniture and fixtures

7 years

Equipment

5 years

Fair Value of Financial Instruments

The carrying value of cash, accounts payable and accrued liabilities and related party loan approximate their fair value because of the short maturity of these instruments.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards will have a material effect on the accompanying financial statements.

Note 3. Related Party Transactions

The related party advances are due to the former director and President of the Company for funds advanced.  The advances are unsecured, non-interest bearing and have no specific terms for repayment. As of December 31, 2018, the advances had been repaid in full.

During the year ended December 31, 2018, the Company repaid a note payable, net of receipts, in the amount of $32,488 to the President of the Company. As of December 31, 2018, the note payable totaled $6,000. The advances are unsecured, non-interest bearing and have no specific terms for repayment.

Effective March 1, 2012, the Company agreed to pay the President of the Company $4,000 per month for management services if funds are available or to accrue such amount if funds are not available.  Effective July 1, 2016, the Company agreed to pay the President of the Company $2,000 per month for management services if funds are available or to accrue such amount if funds are not available. Effective October 1, 2018, the Company agreed to pay the President of the Company $6,000 per month for management services if funds are available or to accrue such amount if funds are not available. Accounts payable – related party are the fees earned but not yet paid of $164,841 and $144,500 at December 31, 2018 and December 31, 2017, respectively.

	Year ended December 31, 2018	Year ended December 31, 2017

Management fees	$ 36,000	$ 24,000

Note 4. Property and Equipment, net

Cost and accumulated depreciation of property and equipment as of December 31, 2018 and December 31, 2017 are as follows:

	December 31, 2018	December 31, 2017

Computers	$ 3,443	$ 3,443

Furniture and fixtures	6,000	6,000
Total	9,443	9,443
Less: Accumulated depreciation	(9,443)	(8,259)
Property and equipment, net	$ -	$ 1,184

Depreciation expense charged to operations was $1,184 and $1,544 for the years ended December 31, 2018 and 2017, respectively.

Note 5.

Notes Payable

During the year ended December 31, 2018, the Company received a loan for $20,000 from an individual. The loans in addition to the loans previously entered into by the Company, are unsecured, non-interest bearing and have no specific terms for repayment. As of December 31, 2018, the loans totaled $244,000.

Note 6.

Income Taxes

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows:

	December 31, 2018	December 31, 2017

Deferred tax asset attributable to:
Net operating loss	$ 134,600	$ 92,800
Valuation allowance	(134,600)	(92,800)
Net	$ -	$ -

A reconciliation of income tax provision to the provision that would be recognized under the statutory rates is as follows:

	December 31, 2018	December 31, 2017

Benefit attributable to operating loss	$ 41,800	$ 150,000
Impact of change in tax rate	-	(57,200)
Valuation allowance	(41,800)	(92,800)
Net provision	$ -	$ -

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry forwards that is more likely-than-not to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carry forwards, regardless of their time of expiry.

As of December 31, 2017, the Company saw a decrease in deferred tax assets from income tax loss carry forwards. The significant decline in the carry forwards was due the passage of the Tax Cuts and Jobs Act on December 20, 2017 that reduced effective tax rates for future periods to 21% from 34%. The decline in value of the income tax loss carry forwards has no impact on our statement of operations.

No provision for income taxes has been provided in these financial statements due to the net loss.  At December 31, 2018, the Company has net operating loss carry forwards, which expire commencing in 2031, totaling approximately $641,000, the benefit of which has not been recorded in the financial statements.

Note 7.

Equity Transactions

Between May and August, 2018, third party investors purchased 746,800 shares of the Company’s common stock at a price of $0.25 per share for gross proceeds of $186,700.  The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with the sale of the common stock described above.

On October 15, 2018, the Company’s Board of Directors declared a five-for-one reverse stock split of the Company’s common stock. The record date for the stock split was October 15, 2018. Shareholders of record as of the close of business on the record date received one share of common stock of the Company for every five shares that they owned on such date. The earnings per share calculations and share data for all periods presented have been recast to reflect the impact of the stock split on outstanding shares.

Note 8.

Subsequent Events

On August 7, 2018 the Company entered into agreements with LGM, Org and Lean Green Machine, Inc. (collectively “LGM”) to acquire licenses LGM may be awarded by the state of California in Long Beach and the City of Commerce.   These agreements were terminated in February, 2019.

On March 12, 2019 Pierre Corp entered into a Letter of Intent to acquire licenses in Lynwood, California where Pierre Corp would pay $850,000 to the vender to purchase the right to cultivate marijuana in that local.    At this time the agreement is not legally binding until the definitive agreement is signed at a later date.  The Seller must deliver to Pierre Corp in this agreement the updated and renewed licenses.

On January 17, 2019, Rodney Throgmorton loaned the Company $20,000.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

F-12	Balance Sheets as of September 30, 2019 and 2018;
F-13	Statements of Operations for the three and nine months ended September 30, 2019 and 2018
F-14	Statement of Stockholders’ Equity (Deficit) for the nine months ended September 30, 2019 and 2018;
F-15	Statements of Cash Flows for nine months ended September 30, 2019 and 2018;
F-16	Notes to Financial Statements

Pierre Corp.
Balance Sheets
(Unaudited)

	September 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash	$ 5,130	$ 1,285
Prepaid assets	6,869	5,700
Total current assets	1,999	6,985
Total assets	$ 11,999	$ 6,985

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:

Accounts payable and accrued expenses	$ 13,615	$ 15,028
Accounts payable - related party	189,374	164,841
Notes payable	326,900	244,000
Notes payable - related party	6,000	6,000
Convertible notes, net of unamortized discount of $52,621 and $0, respectively	62,379	-
Derivative liability	97,869	-

Total current liabilities	696,137	429,869
Total liabilities	696,137	429,869

STOCKHOLDERS' DEFICIT
Preferred stock, $0.001 par value, 500,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized,
29,076,800 and 29,051,800 shares issued and outstanding at
September 30, 2019 and December 31, 2018, respectively	29,077	29,052
Additional paid in capital	208,983	189,048
Accumulated deficit	(922,198)	(640,984)
Total stockholders' deficit	(684,138)	(422,884)
Total liabilities and stockholders' deficit	$ 11,999	$ 6,985

The accompanying notes are an integral part of these unaudited financial statements.

Pierre Corp.
Statements of Operations
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating expenses:
Depreciation	$ -	$ 386	$ -	$ 1,158
General and administration	70,502	49,236	197,813	119,669

Total operating expenses	(70,502)	(49,622)	(197,813)	(120,827)

Amortization of debt discount	(37,358)	-	(45,995)	-
Interest expense	(2,354)	-	(3,193)	-
Change in fair value of derivative liability	(25,720)	-	(34,213)	-
Total other expense	(65,432)	-	(83,401)	-

Net loss	$ (135,934)	$ (49,622)	$ (281,214)	$ (120,827)

Net loss per common share:
Basic and diluted	$ (0.00)	$ (0.00)	$ (0.01)	$ (0.00)

Weighted average common shares outstanding:
Basic and diluted	29,076,800	29,051,935	29,066,230	28,622,218

The accompanying notes are an integral part of these unaudited financial statements.

Pierre Corp.
Statements of Changes in Stockholders’ Deficit
For the nine months ended September 30, 2019 and 2018
(Unaudited)

	Common Stock		Additional paid-in	Accumulated
	Shares	Amount	capital	Deficit	Total

Balance, December 31, 2018	29,051,800	$ 29,052	$ 189,048	$ (640,984)	$ (422,884)
Net loss	-	-	-	(47,655)	(47,655)
Balance, March 31, 2019	29,051,800	29,052	189,048	(688,639)	(470,539)
Common shares issued with convertible note	25,000	25	6,225	-	6,250
Net loss	-	-	-	(97,625)	(97,625)
Balance, June 30, 2019	29,076,800	29,077	195,273	(786,264)	(561,914)
Common shares to be issued with convertible note	-	-	13,710	-	13,710
Net loss	-	-		(135,934)	(135,934)
Balance, September 30, 2019	29,076,800	$ 29,077	$ 208,983	$ (922,198)	$ (684,138)

Balance, December 31, 2017	28,305,000	$ 28,305	$ 3,095	$ (442,083)	$ (410,683)
Net loss	-	-	-	(19,345)	(19,345)
Balance, March 31, 2018	28,305,000	28,305	3,095	(461,428)	(430,028)
Sale of common stock	600,000	600	149,400	-	150,000
Net loss	-	-	-	(51,860)	(51,860)
Balance, June 30, 2018	28,905,000	28,905	152,495	(513,288)	(331,888)
Sale of common stock	146,800	147	36,553	-	36,700
Net loss	-	-	-	(49,622)	(49,622)
Balance, September 30, 2018	29,051,800	$ 29,052	$ 189,048	$ (562,910)	$ (344,810)

The accompanying notes are an integral part of these unaudited financial statements.

Pierre Corp.
Statements of Cash Flows
(Unaudited)
	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2019	September 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (281,214)	$ (120,827)
Adjustment to reconcile net loss to
cash used in operating activities:
Depreciation expense	-	1,158
Amortization of debt discount	45,995	-
Loss on change in derivative liability	34,213	-
Net change in:
Prepaid assets	(1,169)	(5,700)
Accounts payable	(1,413)	1,430
Accounts payable - related party	24,533	8,341

CASH FLOWS USED IN OPERATING ACTIVITIES	(179,055)	(115,598)
CASH FLOWS FROM FINANCING ACTIVITIES:

Sale of common stock	-	186,700
Proceeds from convertible notes	100,000	-
Proceeds from notes payable, related party	-	20,012
Payments from notes payable, related party	-	(52,500)
Proceeds from notes payable, unrelated party	82,900	20,000

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	182,900	174,212

NET CHANGE IN CASH	3,845	58,614
Cash, beginning of period	1,285	-
Cash, end of period	$ 5,130	$ 58,614
SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid on interest expenses	$ -	$ -
Cash paid for income taxes	$ -	$ -
NON-CASH TRANSACTIONS
Common stock issued with convertible notes	$ 19,960	$ -
Debt discount created by derivative liability	$ 63,656	$ -

The accompanying notes are an integral part of these unaudited financial statements.

Pierre Corp.

Notes to the Financial Statements

September 30, 2019

 (Unaudited)

Note 1.

Basis of Presentation

The accompanying unaudited interim financial statements of Pierre Corp. (“Pierre” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for our interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2018, as reported in the Form 10-K of the Company, have been omitted.

Significant Accounting Policies

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments. The notes payable approximate fair value since the related rates of interest approximate current market rates

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1:

inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2:

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3:

inputs to the valuation methodology are unobservable and significant to the fair value

Fair Value Measurements

The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy.

The following table presents information about the Company’s liabilities measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of September 30, 2019 and December 31, 2018:

Fair value measured at September 30, 2019
	Total carrying value at September 30, 2019	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant Unobservable inputs (Level 3)

Liabilities:
Derivative liabilities	$97,869	$-	$-	$97,869

Fair value measured at December 31, 2018
	Total carrying value at December 31, 2018	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant Unobservable inputs (Level 3)

Liabilities:
Derivative liabilities	$-	$-	$-	$-

There were no transfers between Level 1, 2 or 3 during the period.

The table below presents the change in the fair value of the derivative liability during the nine months ended September 30, 2019:

Fair value as of December 31, 2018

$             -

Fair value on the date of issuance recorded as a debt discount

63,656

Fair value on the date of issuance recorded as a loss on derivatives

29,653

Gain on change in fair value of derivatives

            4,560

Fair value as of September 30, 2019

$  97,869

Convertible debt

The Company records a beneficial conversion feature related to the issuance of convertible debts that have conversion features at fixed or adjustable rates. The beneficial conversion feature for the convertible instruments is recognized and measured by allocating a portion of the proceeds as an increase in additional paid-in capital and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features. The beneficial conversion feature will be accreted by recording additional noncash interest expense over the expected life of the convertible notes.

Beneficial Conversion Features

If the conversion feature of conventional convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the

BCF and the Company amortizes the discount to interest expense over the life of the debt using the effective interest method.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815. The Company applies the guidance in ASC 815-40-35-12 to determine the order in which each convertible instrument would be evaluated for derivative classification.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, The Company adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, the Company will not recognize ROU assets or lease liabilities. The Company also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.  The adoption of this new standard did not impact the Company.

In June 2018, the FASB issued ASU No. 2018-07, Compensation Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The Company adopted the provisions of the guidance on January 1, 2019 with no material impact on the Company’s consolidated financial statements and disclosures.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Note 2.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2019 the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 3. Related Party Transactions

The related party advances are due to the former director and President of the Company for funds advanced.  The advances are unsecured, non-interest bearing and have no specific terms for repayment. As of September 30, 2019, the advances totaled $6,000.

Effective March 1, 2012, the Company agreed to pay the President of the Company $4,000 per month for management services if funds are available or to accrue such amount if funds are not available.  Effective July 1, 2016, the Company agreed to pay the President of the Company $2,000 per month for management services if funds are available or to accrue such amount if funds are not available.  Effective October 1, 2018, the Company agreed to pay the President of the Company $6,000 per month for management services if funds are available or to accrue such amount if funds are not available. Effective April 30, 2019, the Company agreed to pay the President of the Company $11,500 per month for management services if funds are available or to accrue such amount if funds are not available.  The agreement is verbal and can be cancelled at any time. Accounts payable – related party are the fees earned but not yet paid of $189,877 and $164,841 at September 30, 2019 and December 31, 2018, respectively.

Fees earned during the period are as follows:

Nine months ended September 30, 2019	Nine months ended September 30, 2018

Management fees

$       87,000

$        18,000

Robert Sawatsky, who was previously the President and CEO of the Company provided consulting services to the Company related to public company reporting with no expected compensation for the period ending June 30, 2019.  During the nine months ended September 30, 2019 Mr. Sawatsky advanced $3,000 to the Company.  The advance is unsecured, non-interest bearing and has no specific terms for repayment.

Note 4.  Notes Payable

During the nine-month period ended September 30, 2019, the Company received advances of $82,900. The advances are unsecured, non-interest bearing and have no specific terms for repayment. As of September 30, 2019 and December 31, 2018 the advances totaled $326,900 and $244,000, respectively.

Note 5.  Convertible Notes Payable

On April 25, 2019, the Company borrowed $30,000 from an unrelated third party. The loan had an original issuance discount of $2,500 plus an additional $2,500 to pay for transaction fees of the lender, which will be amortized over the life of the note.  In addition the Company was required to pay transaction fees of the lender of $2,500 which is included in accounts payable.  The loan bears interest at a rate of 9% and is due and payable on October 25, 2019 and is currently past due.  The Company may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 5% to 25% and accrued interest. The unpaid principal is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion.  Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $28,112 which was recorded as a discount on the note payable and a day one loss on the derivative liability of $9,362.  In addition, the note holder was issued 25,000 shares of common stock with a relative fair value of $6,250 which was recorded as a debt discount and will be amortized over the life of the note.

On June 4, 2019, the Company borrowed $55,000 from an unrelated third party.  The loan had an original issuance discount of $5,000 which will be amortized over the life of the note.  The loan bears interest at a rate of 10% and is due and payable on March 4, 2020.  At any time on or before December 1, 2019 the Company may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 20% to 40%. After December 1, 2019, the Company may not repay the loan without the consent of the lender. At any time after December 1, 2019, the unpaid principal is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 65% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion.  Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $33,615 which was recorded as a discount on the note payable.

On September 9, 2019, the Company borrowed $30,000 from an unrelated third party. The loan had an original issuance discount of $2,500 plus an additional $2,500 to pay for transaction fees of the lender, which will be amortized over the life of the note.  The loan bears interest at a rate of 9% and is due and payable on March 9, 2020.  The Company may prepay the loan by paying the lender the outstanding loan principal and accrued interest plus premiums ranging from 5% to 25% and accrued interest. The unpaid principal is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion.  Due to the variable conversion feature the note conversion feature was bifurcated from the note and recorded as a derivative liability. The day one derivative liability was $31,581 which was recorded as a day one loss on the derivative liability.  In addition, the note holder will be issued 25,000 shares of common stock with a relative fair value of $13,710 which was recorded as a debt discount and will be amortized over the life of the note.

As of September 30, 2019, the total derivative liability on the above notes was adjusted to a fair value of $97,869.  During the nine months ended September 30, 2019, $45,995 of the discount was amortized leaving an unamortized balance of $52,621.  The fair value of the conversion option was estimated using the Black-Scholes option pricing model and the following assumptions during the period: fair value of stock $0.25 - $1.10, volatility of 55% - 59% based on a comparable company peer group, expected term of 0.32 – 1.00 years, risk-free rate of 1.7% - 2.3% and a dividend yield of 0%.

Note 6.

Capital Stock

During the nine months ended September 30, 2019 the Company issued 25,000 shares of its restricted common stock to the third party that provided the Company with the $30,000 loan described in Note 5.  An additional 25,000 shares were committed for issuance as of September 30, 2019 associated with the September 9, 2019 convertible note payable.  The shares were issued subsequent to period end.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Pierre Corp.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II

Information Not Required in Prospectus

Item 13.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$312
Blue Sky Fees and Expenses	1,000
Legal Fes and Expenses	30,000
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	3,688
T TOTAL	$40,000

All expenses other than the SEC filing fee are estimated.

Item 14.   Indemnification of Officers and Directors

The Nevada Revised Statutes provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.   Recent Sales of Unregistered Securities.

Between May and August, 2018 the Company sold 746,800 shares of its common stock to a group of private investors for $186,700 in cash.

On April 25, 2019, the Company borrowed $25,000 from an unrelated third party. The unpaid principal (originally $27,500 after an original issue discount of $2,500) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion

On June 4, 2019, the Company borrowed $50,000 from an unrelated third party. The unpaid principal (originally $55,000 after an original issue discount of $5,000) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 65% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion.

On September 9, 2019, the Company borrowed $25,000 from an unrelated third party. The unpaid principal (originally $27,500 after an original issue discount of $2,500) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion. As additional consideration for the loan, the note holder was issued 25,000 shares of common stock.

On November 14, 2019, the Company borrowed $65,000 from an unrelated third party. The unpaid principal (originally $85,000 after an original issue discount of $20,000) is convertible into shares of the Company’s common stock at the conversion price.  The conversion price is 50% of the lowest trading price of the Company’s common stock during the 20 consecutive trading days immediately prior to the date of conversion.

In December 2019 the Company issued Tiger Trout Capital, LLC 136,363 shares of common stock as a commitment fee for providing the Company with the Investment Agreement filed as Exhibit 10.5 to this Registration Statement.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933  with respect to the issuance of the securities described above. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 16.   Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit	Description
3.1	Articles of Incorporation (1)
3.2 3.3	Amendments to Articles of Incorporation Bylaws (2)
5	Opinion of Counsel
10.1	Promissory Note, dated April 25, 2019, in the principal amount of $27,500 and payable to Green Coast Capital International SA
10.2	Promissory Note, dated June 4, 2019, in the principal amount of $55,000 and payable to Tangiers Global, LLC
10.3	Promissory Note, dated November 9, 2019, in the principal amount of $27,500 and payable to Green Coast Capital International SA
10.4	Promissory Note, dated November 14, 2019, in the principal amount of $85,000 and payable to Green Coast Capital International SA
10.5	Investment Agreement with Tiger Trout Capital, LLC (3)
23.1	Consent of Attorneys
23.2	Consent of Accountants

———————

(1)

Incorporated by reference to Exhibit 3.1 filed with the Company’s registration statement on Form S-1 (File #333-207047).

(2)

Incorporated by reference to Exhibit 3.2 filed with the Company’s registration statement on Form S-1 (File #333-207047).

(3)

Incorporated by reference to Exhibit 10.1 filed with the Company’s 8-K report on January 6, 2020.

Item 17.

   Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, CA on the 30th day of January 2020.

PIERRE CORP.

By:	/s/ J. Jacob Isaacs
J. Jacob Isaacs, Principal Executive,
Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ J. Jacob Isaacs
J. Jacobs Isaacs	Principal Executive, Financial and Accounting Officer and a Director	January 30, 2020